Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-124300) pertaining to the Amended and Restated Oasys Mobile, Inc. 2000 Equity Compensation Plan of our report dated March 10 2006, with respect to the financial statements of Oasys Mobile, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2005.

/s/ Ernst & Young LLP

March 29, 2006
Raleigh, North Carolina